Exhibit 16.1

                        Ernst & Young LLP                 Phone: (317) 681-7000
                        111 Monument Circle, Suite 2600   Fax:   (317) 681-7216
                        P.O. Box 44972                    www.ey.com
                        Indianapolis, Indiana 46244-0972





September 21, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K dated September 15, 2004, of Celadon Group, Inc. and are in agreement with the statements contained in the first four paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                         Very truly yours,

                                          /s/ Ernst & Young LLP

cc:  Celadon Group, Inc.







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